AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON September 28, 2012

REGISTRATION NO. 333-47698
REGISTRATION NO. 333-114154
REGISTRATION NO. 333-124816

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Forestar Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-8877	84-0772991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas

(Address of principal executive offices)

78746

(Zip Code)

CREDO Petroleum Corporation 1997 Stock Option Plan

(Full title of the plan)

David M. Grimm

Executive Vice President, Chief Administrative Officer,

General Counsel and Secretary

Forestar Petroleum Corporation

6300 Bee Cave Road, Building Two, Suite 500

Austin, Texas 78746

(Name and address of agent for service)

(512) 433-5200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1.                                      Registration Statement No. 333-47698, filed with the Securities and Exchange Commission on October 11, 2000, registering 55,000 shares of common stock, par value $0.10 per share (“Common Stock”), under the CREDO Petroleum Corporation 1997 Stock Option Plan.

2.                                      Registration Statement No. 333-114154, filed with the Securities and Exchange Commission on April 2, 2004, registering 280,000 shares of Common Stock under the CREDO Petroleum Corporation 1997 Stock Option Plan.

3.                                      Registration Statement No. 333-124816, filed with the Securities and Exchange Commission on May 11, 2005, registering 73,330 shares of Common Stock under the CREDO Petroleum Corporation 1997 Stock Option Plan.

On September 28, 2012, pursuant to the terms of the Agreement and Plan of Merger dated as of June 3, 2012, by and among Forestar Petroleum Corporation (formerly CREDO Petroleum Corporation), a Delaware corporation (the “Company”), Forestar Group Inc., a Delaware corporation (“Parent”), and Longhorn Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged (the “Merger”) with and into the Company with the Company as the surviving corporation and as a wholly-owned subsidiary of Parent. At the effective time of the Merger, among other things, (i) each share of Common Stock of the Company outstanding immediately prior to the effective time of the Merger, other than those held by the Company or directly or indirectly by Parent, and other than shares with respect to which appraisal rights have been properly exercised and perfected and not withdrawn, were cancelled and converted automatically into the right to receive $14.50 in cash, without interest and less any applicable withholding tax; and (ii) each option to purchase the Company’s Common Stock outstanding and unexercised immediately prior to the effective time of the Merger was canceled and converted automatically into the right to receive a cash payment equal to the product of the number of shares subject to such option multiplied by the excess of (x) $14.50 per share over (y) the exercise price per share of such option, without interests and less any applicable withholding tax. As a result of the Merger, there is no longer any Common Stock outstanding and the offerings pursuant to the Registration Statements have been terminated.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.  In accordance with the undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered but unsold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on September 28, 2012.

FORESTAR PETROLEUM CORPORATION
(Registrant)

By:	/s/ James M. DeCosmo
James M. DeCosmo
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

September 28, 2012	/s/ James M. DeCosmo	Chief Executive Officer and Director
	James M. DeCosmo	(Principal Executive Officer)

September 28, 2012	/s/ Christopher L. Nines	Chief Financial Officer and Director
	Christopher L. Nines	(Principal Financial Officer)

September 28, 2012	/s/ Charles D. Jehl	Chief Accounting Officer
	Charles D. Jehl	(Principal Accounting Officer)

September 28, 2012	/s/ David M. Grimm	Director
David M. Grimm